Exhibit 99.1

EXECUTION VERSION

STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Agreement”) is made and entered into by and among the stockholders of Heartland Financial USA, Inc., a Delaware corporation (“Company”) identified on the signature pages hereto (each a “Stockholder” and collectively the “Stockholders”) to become effective on the Effective Date. Capitalized terms used herein and not contextually defined shall have the meanings ascribed in Section 1.

Recitals

A.

The Stockholders desire to provide a mechanism to promote and monitor their investment in and interests as stockholders of the Company, and to facilitate efficient and consistent communications of the Stockholders’ desires and intentions to the Company and to the investing public with respect to the Company’s strategies, operations and prospects.

B.

The Stockholders further desire to establish an arrangement among themselves that will further the short- and long-term investment objectives of the Stockholders collectively, including without limitation providing for certain limitations on sales or other dispositions of the Shares.

C.

The Stockholders intend to form a “group” of holders of the Company’s equity securities within the meaning of Regulation 13D of the Securities Exchange Act of 1934, as amended, and to promote compliance with the requirements of this and all other laws and regulations.

D.

The Stockholders intend to avoid taking any action, directly or indirectly, with respect to the Company or any of its subsidiary banks, which action would constitute “control” over the Company or that would otherwise give rise to any obligations by the Stockholders, or any of them, to file any notice with or to secure the consent, approval or non-objection of the Regulatory Authorities pursuant to the CIBCA, the BHCA, or any applicable state banking law or regulation, unless such notice has been timely or such consent or approval has been received.

Agreement

NOW THEREFORE, in the Stockholders agree as follows:

1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

(a) “Affiliate” of a Person is any other Person that controls, is controlled by, or is under common control with the Person to whom the analysis applies. For purposes of this definition (but not for purposes of CIBCA or the BHCA), “control” means the ability, directly or indirectly, to influence the management and policies of the Person in question, whether such ability arises by virtue of ownership, contract right, or otherwise.

(b) “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, including the power to vote, or to direct the voting of, such security; or (ii) investment power, including the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance Exchange Act Rule 13d-3. The terms “Beneficially Own” and “Beneficial Owner” shall have correlative meanings. The attribution of Beneficial Ownership in connection with this Agreement shall not be dispositive of beneficial ownership for any other purpose, including without limitation for purposes of the applicability and effect of Exchange Act Section 16.

(c) “BHCA” means the Bank Holding Company of 1956, as amended (12 USC §1841 et seq.), and the regulations promulgated thereunder.

(d) “Board” means the board of directors of the Company.

(e) “Bylaws” means the Bylaws of the Company, as amended or restated from time to time.

(f) “CIBCA” means the Change in Bank Control Act of 1978, as amended (12 USC §1811 et seq.), and the regulations promulgated thereunder.

(g) “Commission” means the United States Securities and Exchange Commission.

(h) “Common Stock” means the common stock, par value $1.00 per share, of Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, share subdivision or consolidation, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization.

(i) “Change of Control” means any of the following events or circumstances: (i) any merger of the Company with and into any other Person (other than a merger effected solely for purposes of redomestication or recapitalization of the Company); (ii) any merger of any other Person with or into the Company, immediately after which the holders of the Common Stock own less than eighty percent (80%) of the outstanding Common Stock as measured immediately prior to the consummation of such event; (iii) the consummation (but not the announcement) of a tender offer or exchange offer for the Common Stock; (iv) the issuance by the Company of Common Stock, or securities convertible into or exchangeable for Common Stock, representing more than twenty-five percent (25%) of the total number of shares of Common Stock, or any enforceable undertaking or obligation to effect such an issuance; or (v) any sale of all or substantially all of the assets of the Company or of any significant subsidiary of the Company (as defined in Item 1-02 of Regulation S-X of the Exchange Act). For the avoidance of doubt, the adoption, extension or amendment of any stockholder rights plan or other antitakeover device shall not, certeris paribus, constitute a Change of Control.

(j) Except as set forth in Section 1(a), “control” over the Company means the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company as interpreted in accordance with 12 CFR §225.2(e)(1)(iii).

(k) “Designated Representatives” are the Persons appointed by the Stockholders to this Agreement to represent them in connection herewith.

(l) “Director” means any member of the Board (but excluding any advisory, honorary or other non-voting member of the Board, or the board of directors or any advisory board of any subsidiary of the Company).

(m) “Effective Date” means the latter of the following: (i) the date on which the Stockholders shall collectively own a number of shares equal to or exceeding five percent (5%) of the Common Stock; or (ii) March 6, 2022.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended (15 USC §78a et seq.), and the rules and regulations promulgated thereunder.

(o) “Ownership Limit” shall mean a number of Shares comprising nine and nine-tenths percent (9.9%) of the outstanding voting securities of the Company; provided, however, that the Ownership Limit shall not be reduced as a result of a reduction in the number of outstanding shares of Common Stock occasioned by any redemption, repurchase, reclassification, exchange, recapitalization or other action taken by the Company with respect to its equity securities.

(p) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof.

(q) “Regulatory Authority” means the Federal Reserve Bank of Chicago, the Federal Deposit Insurance Corporation, or any other Federal Reserve Bank having supervisory authority over the Company, and each other state and federal agency that has supervisory authority over the Company or any of its subsidiary banks.

(r) “Shares” means shares of Common Stock Beneficially Owned by a Stockholder.

2. Joint Filing and Matters Under Rule 13(d).

(a) In accordance with Rule 13d-1(k)(1)(iii) under the Exchange Act, each Stockholder hereto agrees to the joint filing on behalf of each of them of a statement on Schedule 13D, and any amendments thereto, with respect to the Common Stock of the Company. Each Stockholder shall be responsible for the accuracy and completeness of such Person’s own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning any other Person, unless such member knows or has reason to know that such information is inaccurate. Each of the Stockholders hereto hereby agrees that this Agreement may be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act. Neither the execution of this Agreement nor the filing of the Schedule 13D (together with any of its contents) shall be deemed to constitute an admission that any of the Stockholders is the Beneficial Owner of Common Stock Beneficially Owned by any other Person or for any other purpose, and such Beneficial Ownership is expressly disclaimed.

(b) Matters Under Regulation 13D.

(i) Each of the undersigned hereby confirms that except as provided in this Agreement, such Person currently has no plans or proposals that would result in or relate to any of the transactions or changes listed in Items 4(a) through 4(j) of Schedule 13D (Exchange Act Rule 13d-101).

(ii) The Stockholders agree that as part of their ongoing evaluation of their investment and investment alternatives involving the Company’s securities, they may consider such matters and, subject to applicable law, may formulate a plan with respect to such matters or make formal proposals to the Board, other stockholders of the Company or other third-party companies or investors regarding such matters, whether through the Designated Representatives or acting individually.

3. Cooperation; Manner of Communications; Assessment of Expenses.

(a) The Stockholders hereby appoint Lynn B. Fuller and Thomas J. Fuller as the Designated Representatives to represent them in discussions and negotiations with the Board, or with any committee of the board, in furtherance of the purposes of this Agreement as the Stockholders may, from time to time, determine and direct. In this regard, each of the Stockholders agrees that, subject to the limitations arising under 12 CFR §225.41, the Designated Representatives may from time to time on behalf of such Stockholder undertake the following: (i) negotiate with the Board regarding matters of general and particular interest to the undersigned as stockholders of the Company; (ii) discuss potential nominees to the Board, provided, however, that the Designated Representatives shall not, and no other Stockholder shall, nominate or designate Directors comprising a majority of such Board; (iii) discuss changes or amendments to the Bylaws, Certificate of Incorporation and other governing documents or instruments of the Company regarding corporate governance, including without limitation the removal of anti-takeover devices and other measures that would reasonably be expected to impede the Stockholders’ ability to seek to promote increases in value to the Company’s stockholders generally; (iv) discuss and make recommendations to the Board regarding the conduct of business of the Company and each of its subsidiary banks; (v) discuss and promote, to the extent deemed appropriate by the Stockholders, any strategic initiative, whether or not developed, announced or endorsed by the Company, that may relate to the value of the enterprise; and (vi) propose or take other action reasonably necessary or advisable to achieve the foregoing (provided, however, that the Designated Representatives shall not act in a manner that requires the approval, consent or non-objection of any Regulatory Authority unless all requisite approvals, consents and non-objections are in effect).

(b) Any Stockholder may request a meeting with the Designated Representatives or with the Stockholders collectively, with respect to any matter within the scope of this Agreement. Such a request will be effective when transmitted to the Designated Representative by email message or in other electronic form using the contact information most recently provided by the Designated Representatives. In the event any Stockholder requests a meeting of the Stockholders, such meeting shall be convened not sooner than two (2) business days and not later than seven (7) business days after such notice is transmitted. In order to facilitate such a meeting, the Designated Representatives shall, within twenty-four (24) hours of receipt of such a notice, announce any such meeting to the Stockholders using the most expeditious means practicable, and shall provide teleconferencing or videoconferencing facilities that permit the participation of all Stockholders. Nothing in this Agreement shall be construed to limit the Stockholders’ right to communicate among themselves using such manner and means of communication as the Stockholders shall deem appropriate in their sole discretion.

(c) The Designated Representatives shall have the authority to represent the collective interests of the Stockholders in connection with any communications with or any proceedings before any Regulatory Authority, and with respect to any determination by any Regulatory Authority with respect to the enforceability, legality or effect hereof, including without limitation any judicial proceeding arising out of any such proceedings or determination.

(d) In connection with the obligations and authority of the Designated Representatives pursuant to this Agreement, each Stockholder, severally but not jointly, agrees promptly to provide such information about such Stockholder and the Shares owned thereby, as may reasonably be requested by a Designated Representative. Any and all information furnished by a Stockholder to a Designated Representative shall be accurate and complete in all material respects when furnished. Each Stockholder acknowledges and agrees that the other Stockholders and the Designated Representative may rely upon information furnished by such Stockholder, including without limitation for purposes of communicating with Regulatory Authorities and for the preparation, filing and amendment of a Schedule 13D in accordance with the Exchange Act.

(e) The Designated Representatives, or either of them, shall have the right to approve and to incur on behalf of the Stockholders all expenses incurred in connection with the activities undertaken by the Designated Representatives under this Agreement and the Designated Representatives agree to pay directly all such expenses.

(f) The Designated Representatives, or either of them, may assess the Stockholders for their pro rata share of expenses incurred in connection with this Agreement, based on the relative numbers of Shares Beneficially Owned by the undersigned, and each Stockholder hereby agrees to reimburse to the Designated Representatives promptly and in full for all amounts so assessed. The obligation to pay assessed expenses shall survive the expiration or termination of this Agreement and shall continue with respect to a Stockholder notwithstanding such Stockholder’s withdrawal from this Agreement; provided, however, that a Stockholder withdrawing from this Agreement in compliance with Section 10(c) shall not be assessed for any expenses incurred following such withdrawal. In the event of a change in proportionate Beneficial Ownership among the Stockholders from time to time, the Designated Representatives shall have the authority to make reasonable accommodations for such changes in assessing expenses, and in the absence of such an accommodation, apportionment shall be made on the basis of relative Beneficial Ownership as measured on the last day of the month preceding the month in which such expense was incurred.

(g) Each of the undersigned agrees that any filing with the Commission, press release or stockholder communication proposed to be made or issued pursuant to this Agreement shall be first approved by a Designated Representative, after consulting with the Stockholders, which approval shall not be unreasonably withheld or delayed.

4. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to the other Stockholders as set forth in this Section 4. The representations and warranties herein shall be for the sole benefit of the Stockholders and shall not apply to, be enforceable by, or shall be relied upon by, any other Person.

(a) Such Stockholder: (i) is the Beneficial Owner of all of the Common Stock indicated opposite its name on Exhibit A hereto free and clear of any proxy, voting restriction, adverse claim, or other material liens (excluding for such purpose any bona fide pledge, whether made prior to or following the Effective Date), other than those created by this Agreement or under applicable federal or state securities laws; (ii) has the sole voting power over such Common Stock (or shared voting power with other Stockholders to this Agreement); and (iii) has full power and authority, and legal capacity to enter into, execute, and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder.

(b) With respect to each Stockholder that is not an individual, such Stockholder (i) is not a bank holding company within the meaning of 12 CFR §225.2(c)(1); and (ii) has taken all actions of its board of directors, managers, members, partners, trustees, and other Persons necessary to provide for the due and valid authorization, execution and delivery of this Agreement by such Stockholder.

(c) This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(d) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental entity or any other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement.

(e) Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which such Stockholder is a party relating to the pledge, disposition, or voting of any of the Common Stock and there are no voting trusts or voting agreements with respect to such Common Stock; provided, however, that the foregoing shall not apply to bona fide pledges and margin loans existing prior to the date of this Agreement and made for purposes other than an acquisition of the Shares.

(f) There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) pending against, or, to the knowledge of such Stockholder, threatened against or affecting, the Stockholder that could reasonably be expected to materially impair or materially adversely affect the Stockholder’s ability to perform its obligations hereunder.

(g) Such Stockholder does not exercise control over the Company.

(h) The information furnished by such Stockholder to the Designated Representatives and the other Stockholders in connection with the preparation, execution and delivery of this Agreement was accurate and complete in all material respects when delivered, as of the Effective Date, as of the date of filing of the Stockholders’ initial beneficial ownership report on Schedule 13D, and as of the date of any amendment to such Schedule 13D filed with the prior knowledge of such Stockholder.

5. Acquisitions and Dispositions of Common Stock; Notice of Changes.

(a) No Stockholder shall dispose of any Shares from the Effective Date until the termination of this Agreement pursuant to Section 10; provided, however, that such restriction shall not apply to a Stockholder’s compliance with a contract, instruction or plan made prior to the Effective Date and executed in compliance with Exchange Act Rule 10b5-1 so long as such contract, instruction or plan shall have been disclosed in writing to the Designated Representatives and the Stockholders on or prior to the Effective Date. A Stockholder experiencing a bona fide hardship or substantial change in circumstances may dispose of Shares Beneficially Owned by such Stockholder upon at least ten (10) business days’ written notice to the Designated Representatives so long as the aggregate Beneficial Ownership of such Stockholder does not (i) decrease by more than ten percent (10%) of the total number of Shares Beneficially Owned by such Stockholder as of the Effective Date, or (ii) decrease in such a manner as to cause the aggregate Beneficial Ownership of all the Stockholders to decrease to less than five percent (5%) of the Common Stock.

(b) No Stockholder shall acquire Common Stock at a time or in a manner that would cause the Beneficial Ownership of the Stockholders collectively to exceed the Ownership Limit.

(c) Nothing in this Agreement shall be deemed to grant voting power or dispositive power of any of the Company’s equity securities owned by any Stockholder to any other Stockholder.

(d) Except as provided in the second sentence of Section 5(a), each Stockholder shall provide advance written notice to the Designated Representatives not later than five (5) business days prior to effecting any change in Beneficial Ownership of Common Stock. In the absence of an express undertaking to the contrary, the Designated Representatives shall have no responsibility to make filings under Exchange Act Section 16(a) in respect of any change in Beneficial Ownership of Common Stock by any other Stockholder.

(e) Nothing in this Agreement shall restrict or prohibit a Stockholder from tendering Shares in response to any tender offer or exchange offer applicable to the Common Stock, regardless of whether such tender offer or exchange offer has been made by the Company or approved, recommended or endorsed by the Board.

6. Voting of Shares.

(a) In furtherance of the purposes of this Agreement, the Stockholders agree that they may from time to time determine it to be in their best interests to vote collectively on any one or more of the matters described in Section 3, above, or on other matters or proposals that may be presented to the Company’s shareholders by the Board or by Persons not a party to this Agreement. In the event a determination is made to vote as a block, the Designated Representatives may be granted proxies or written consents, as applicable, to act on behalf of one or more of the Stockholders hereto with respect to the Common Stock owned by such Stockholders; provided, however, that notwithstanding the foregoing, nothing in this Section 6 shall:

(i) prevent any Stockholder from voting its shares of Common Stock at any time in such Stockholder’s sole discretion with respect to any matter contrary to the decisions of the other Stockholders; or

(ii) prevent any Stockholder from granting or appointing any proxy or withholding authority to vote on any matter in such Stockholder’s discretion at any time.

(b) Each Stockholder represents and warrants that it has not granted and is not a party to or bound by, and its Shares are not subject to or bound by, any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

7. Actions by Directors.

(a) The Stockholders agree that nothing in this Agreement shall be construed to restrict any member of the Board who is also a Stockholder from (i) exercising her or his business judgment in carrying out Board responsibilities; or (ii) taking whatever actions he or she deems appropriate to fulfill such Person’s fiduciary duties to the Company. Without limiting the generality of the foregoing, the Stockholders acknowledge that Lynn B. Fuller and Barry H. Orr are Directors of the Company and that, until his previously announced retirement as an employee of the Company on May 24, 2022, Lynn B. Fuller serves and will continue to serve as Executive Operating Chairman of the Company.

(b) No Stockholder who is or who becomes an officer or director of the Company shall act upon any matter under consideration by the Board under circumstances that constitute “control” over the Company for purposes of 12 CFR §225.2(e). In the event of a request or demand by any Regulatory Authority, a Stockholder shall either (i) demonstrate to the satisfaction of such Regulatory Authority that such Stockholder is not engaged in control of the Company, or (ii) take such steps (including resignation or retirement) reasonably necessary to cause the Stockholders to comprise less than twenty-five percent (25%) of the Board and to include no more than one non-Director “management official” of the Company, in each case as contemplated by 12 CFR §225.2(i).

8. Relationship of Stockholders. The relationship of the Stockholders hereto shall be limited to carrying on the activities contemplated by and in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any Stockholder to act as an agent for any other Person, to give rise to any fiduciary or other special duty or relationship, or to create a joint venture or partnership, or (except as set forth in Section 9) to constitute or provide for an indemnification. No Person shall be deemed to be an Affiliate of any other Person by reason of being a party to this Agreement. The Stockholders to this Agreement include members of the Board.

9. Liability of Designated Representatives; Indemnification.

(a) In exercising their duties and responsibilities hereunder, the Designated Representatives will exercise their reasonable best judgment; provided, however, that (i) no Designated Representative shall be deemed a fiduciary to any Stockholder and shall, in lieu thereof, have only the duty to act in good faith; and (ii) no Designated Representative shall be liable to any Stockholder for any action taken by such Designated Representative or such Designated Representative’s agent, except for liability arising from bad faith, willful misconduct or gross negligence. The Designated Representatives shall not be required to give any bond or other security for the discharge of their duties.

(b) The Stockholders, jointly and severally, hereby agree to defend, indemnify and hold harmless the Designated Representatives and such Designated Representatives’ agents, heirs, executors, beneficiaries and assigns from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever in connection with or growing out of the exercise of any powers or the performance of any duties by the Designated Representatives as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except such as may arise from the bad faith, willful misconduct or gross negligence of the Designated Representatives. The obligations of the Stockholders hereunder shall be apportioned among them in the same proportions as would expenses assessed in accordance with Section 3(f); provided, however, that such apportionment shall not relieve the joint and several nature of the obligations hereunder and shall only serve as a means by which a Stockholder may be deemed to have rights or obligations with respect to amounts paid or incurred in connection with such indemnity.

10. Termination; Extension; Addition and Withdrawal of Stockholders.

(a) Unless extended in accordance with Section 10(c), this Agreement shall terminate upon the earlier of (i) December 31, 2022; (ii) the date on which the Stockholders collectively shall Beneficially Own less than five percent (5%) of the Common Stock; (iii) the date upon which the Company shall have consummated a Change in Control; (iv) the entry of a final and nonappealable determination by a Regulatory Authority or a court of competent jurisdiction that the rights and obligations hereunder constitute a material violation of the BHCA, the CIBCA or any other federal or state banking law or regulation, or (v) the affirmative agreement of two-thirds of the Shares Beneficially Owned by the Stockholders at the time.

(b) A Beneficial Owner of Common Stock may be admitted as a Stockholder following the Effective Date by executing a written joinder or counterpart to this Agreement in form and substance satisfactory to the Designated Representatives, subject to the following restrictions:

(i) No Beneficial Owner shall be admitted as a Stockholder if the Beneficial Ownership of such person would result in the Stockholders collectively owning a number of Shares in excess of the Ownership Limit. The determination of the Designated Representatives shall be conclusive as to the compliance of a Beneficial Owner with the requirements set forth in this paragraph.

(ii) No Beneficial Owner shall be admitted as a Stockholder if such person is, or has the practical or legal ability to designate, a Director, unless, after giving effect to such admission, (A) the Stockholders then serving as Directors shall comprise less than twenty-five percent (25%) of the membership of the Board and less than twenty-five percent (25%) of the membership of any “independent committee” of the Board, and (B) no more than one (1) Stockholder is a “management official” of the Company.

(c) Notwithstanding the foregoing, any Stockholder hereto may withdraw from and terminate its obligations under this Agreement on seven (7) days’ prior written notice to a Designated Representative, with a copy to Marcus J. Williams, Buchalter APC, 1000 Wilshire Suite 1500, Los Angeles, California 90017, or via e-mail to mwilliams@buchalter.com; provided, however, that a withdrawing Stockholder (i) shall remain obligated for the payment in full of any unpaid assessment made pursuant to Section 3(d), above, for expenses incurred prior to the date of withdrawal; (ii) shall remain subject to the provisions of Section 5(a) until the termination hereof (without giving effect to Section 10(c), below); and (iii) shall remain subject to the provisions of Section 12 until the expiry of the obligations set forth in such Section.

(d) This Agreement may be extended to a date not later than December 31, 2023 by the affirmative agreement of two-thirds of the Shares Beneficially Owned by the Stockholders; provided, however, that a Stockholder withdrawing from this Agreement after December 31, 2022, shall remain subject to Section 5(a) only in accordance with Section 10(b)(ii), above.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or upontransmittal if sent by email, on the first business day following the date of dispatch if delivered by a recognized next day courier service, or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth to the address contained for the Stockholders on the signature pages hereto, or pursuant to such other instructions as may be designated in writing by the Stockholder to receive such notice. For purposes of this Agreement, a “business day” means any day except Saturday, Sunday and any day on which the national securities markets generally are authorized or required by law to close.

12. Confidentiality. Except as expressly required by law or regulation, or as may be communicated publicly by the Designated Representatives in consultation with the Stockholders, neither the Designated Representatives or the Stockholders shall disclose any Confidential Information to any Person other than a Permitted Individual. Each Stockholder shall treat, and shall cause its Representatives to treat, with reasonable care any and all Confidential Information disclosed to such Person, using level of care equal to or more protective than the measures applied by such Person with respect to its own private information of similar levels of sensitivity. For purposes of this Section 12, (a) “Confidential Information” means (i) the existence and terms of this Agreement (until the public disclosure and filing hereof); (ii) the substance of any and all communications among the Stockholders and between the Stockholders, on the one hand, and one or more Designated Representatives, on the other hand; (iii) any and all communications with or relating to the Advisors; and (iv) any and all other information, in written, electronic or oral form, pertaining to the Company or the Stockholders which is not publicly disclosed by the Designated Representatives or the Company; (b) a “Permitted Individual” means: (i) in the case of a Stockholder who is a natural person, the Stockholder’s spouse, adult children, and parents who agree to assume the same level of protection of Confidential Information as the Stockholder; (ii) in the case of a Stockholder that is a corporation, partnership, trust or limited liability company, the officers, general partners (but not limited partners), trustees, managers and managing members of such Stockholder who have a need to know, and a preexisting duty to protect, the Confidential Information in the course of their duties to the Stockholder; and (iii) in the case of all Stockholders, the Stockholder’s Representatives that have a contractual or other legal duty to protect all Confidential Information; and (c) a “Representative” is any attorney, accountant or financial advisor to a Stockholder who has a reasonable need to know Confidential Information in the course of rendering advice to such Stockholder.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14. Entire Agreement; Amendment. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the Stockholders hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Stockholders, written or oral, that may have related to the subject matter hereof in any way. This Agreement may be amended or modified by the written consent of those Stockholders to this Agreement holding a majority of the Common Stock Beneficially Owned by all of the Stockholders then party to this Agreement; provided, however, that (i) amendments to Section 10(a)(v) and 10(d) shall require the approval of the holders of at least two-thirds of the Shares; and (ii) no amendment to this Agreement shall impose any restriction on a Stockholder’s voting power or dispositive power, or to change the allocation of expenses among the Stockholders pursuant to Section 3(f), without the written consent of such Stockholder.

15. No Third Party Beneficiary. This Agreement is for the sole and exclusive benefit of the Stockholders and is not intended to convey any rights upon the Company or any other Person not a party hereto. No Person other than a Stockholder may rely upon any representation, warranty or covenant set forth in this Agreement, nor may any other such Person enforce, directly or indirectly, any provision hereof.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17. Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any Stockholder under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction), by any Stockholder without the prior written consent of the other Stockholders. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the Stockholders hereto and their respective successors and permitted assigns.

18. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. Each of the Stockholders hereto submits to the exclusive jurisdiction of any state or federal court sitting in the County of New Castle, Delaware for any action, proceeding or investigation in any court arising out of or relating to this Agreement and the transactions contemplated hereby.

19. Waiver. Each Stockholder acknowledges that it has been advised to consult with legal counsel to such Stockholder prior to entering into this Agreement, and to the extent such Stockholder deems appropriate, such Stockholder has so consulted, and to the extent such Stockholder has not consulted with separate counsel, the Stockholder expressly assumes the risks arising from that decision. Each Stockholder acknowledges that the Advisors (as defined below) have been engaged by and have provided services to the Designated Representatives in connection with the preparation of this Agreement and the preparation and filing of the Schedule 13D and communications contained as an exhibit thereto. Each Stockholder other than the Designated Representatives acknowledges that, with respect to such matters, the Advisors were providing advice only to and for the benefit of the Designated Representatives, and that the Advisors did not separately establish any attorney-client or other fiduciary relationship with the Stockholders or with any individual Stockholder. Any agreement for legal or advisory services between an Advisor, on the one hand, and a Stockholder, on the other hand, shall be established and governed, if at all, only by means of a written agreement between the Advisor and the Stockholder. Each Stockholder acknowledges that there may exist certain conflicts of interest in connection with representation of multiple Stockholders by the Advisors, and hereby waives any conflict of interest that may be deemed to exist as a result of such representation. For purposes of this Section 19, an “Advisor” means Buchalter APC, legal counsel to the Designated Representatives; Panoramic Capital Advisors, financial advisor to the Designated Representatives; and MacKenzie Partners, proxy solicitors and communications advisors to the Designated Representatives; and in each case, each and every Person employed by such firms in connection with the services rendered in relation to this Agreement.

20. Limited Power of Attorney.

(a) By execution and delivery of this Agreement, each of the Stockholders does hereby make, constitute and appoint Lynn B. Fuller and Thomas J. Fuller, and each of them acting individually, its true and lawful attorneys for the purposes hereinafter set forth, effective as of the Effective Date. Upon the removal or replacement of a Designated Representative, the Person or Persons ceasing to serve in such capacity shall simultaneously cease to serve as attorney-in-fact, and the Person designated to replace such Designated Representative shall become the substituted attorney-in-fact for all such purposes. References in this Section 20 to the Designated Representative are to each of the Persons named above and to the Person or Persons substituted hereunder pursuant to the power of substitution granted herein. Each such Stockholder hereby grants to the Designated Representatives, and each of them, for the Stockholder and in its name, place and stead, the power to:

(i) execute for and on the Stockholder’s behalf, in its capacity as a stockholder of the Company, Schedule 13D and Schedule 13G, and all and any amendments thereto, in accordance with Exchange Act Section 13 and Regulation 13D promulgated thereunder;

(ii) execute for and on the Stockholder’s behalf, in its capacity as a stockholder of the Company, Form 3, Form 4, and Form 5, and all and any amendments thereto, in accordance with Section 16(a) of the Exchange Act;

(iii) to the extent deemed reasonably necessary or appropriate by the Designated Representatives, prepare, execute in the Stockholder’s name and on the Stockholder’s behalf, and submit to the Commission a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes, passwords, and passphrases enabling the undersigned to make electronic filings with the SEC of reports required by Section 13 and 16(a) of the Exchange Act or any rule or regulation of the SEC;

(iv) do and to perform any and all acts for and on its behalf that may be necessary or desirable to complete and execute any such Schedule 13D, Schedule 13G, Form 3, Form 4, and Form 5 or any amendment thereto, and to timely file such schedule, form or amendment thereto with the SEC and any stock exchange or similar authority; and

(v) take any other action of any type whatsoever that, in the opinion of the Designated Representatives, may be necessary or desirable in connection with the foregoing grant of authority, it being understood that the documents executed by the Designated Representatives pursuant to this limited power of attorney shall be in such form and shall contain such terms and conditions as the Designated Representatives may approve.

(b) Each Stockholder hereby grants to the Designated Representatives full power and authority to do and to perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the Stockholder might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that the Designated Representatives shall lawfully do or cause to be done by virtue of this limited power of attorney and the rights and powers herein granted. The Stockholder acknowledges and agrees that neither the Designated Representatives nor the Company is assuming any of the Stockholder’s responsibilities to comply with the Exchange Act.

(c) This limited power of attorney shall remain in full force and effect until the Stockholder is no longer required to file any of Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 with respect to its holdings of, and transactions in, securities of the Company, unless earlier revoked by the Stockholder in a signed writing delivered to each of the Designated Representatives. This limited power of attorney may be filed with the SEC as a part of the Agreement as a confirming statement of the authority granted herein.

[Remainder of this page intentionally left blank. Signature Pages follow.]

IN WITNESS WHEREOF, the Stockholders hereto have caused this Agreement to be executed effective as of the day and year first above written.

STOCKHOLDERS:

LYNN B. FULLER

Lynn B. Fuller

LYNN B. FULLER TRUST UNDER AGREEMENT DATED 5/7/1996

By:
Name:	Lynn B. Fuller
Title:	Trustee

LYNN S. FULLER FAMILY GST TRUST
(Lynn B. Fuller Trustee)

By:
Name:	Lynn B. Fuller
Title:	Trustee

LBF HEARTLAND PARTNERSHIP L.L.L.P.

By:
Name:	Lynn B. Fuller
Title:	General Partner

LBF HEARTLAND PARTNERSHIP II L.L.L.P.

By:
Name:	Lynn B. Fuller
Title:	General Partner

[Signature Page to Stockholders Agreement of Heartland Financial USA, Inc.]

THOMAS J. FULLER

Thomas J. Fuller

THOMAS J. FULLER TRUST UNDER AGREEMENT DATED 2/26/2021

By:
Name:	Thomas J. Fuller
Title:	Trustee

CYNTHIA A. FULLER

Cynthia A. Fuller

CYNTHIA A. FULLER TRUST UNDER AGREEMENT DATED 7/2/2015

By:
Name:	Cynthia A. Fuller
Title:	Trustee

BARRY H. ORR

Barry H. Orr

KATHY ORR

Kathy Orr

[Signature Page to Stockholders Agreement of Heartland Financial USA, Inc.]

MARY LOU FULLER

Mary Lou Fuller

MARY LOU FULLER TRUST UNDER AGREEMENT DATED 7/24/2018

By:
Name:	Mary Lou Fuller
Title:	Trustee

MARY LOU FULLER TRUSTEE LYNN S. FULLER FAMILY GST TRUST FBO MARY LOU FULLER U/A 9/19/91

By:
Name:	Mary Lou Fuller
Title:	Trustee

KURT M. SAYLOR

Kurt M. Saylor

KURT M. SAYLOR TRUST UNDER AGREEMENT DATED 1/6/1998

By:
Name:	Kurt M. Saylor
Title:	Trustee

MELISSA J. SAYLOR

Melissa J. Saylor

[Signature Page to Stockholders Agreement of Heartland Financial USA, Inc.]

MELISSA J. SAYLOR TRUST UNDER AGREEMENT DATED 1/6/1998

By:
Name:	Melissa J. Saylor
Title:	Trustee

THOMAS G. RICHARDS

Thomas G. Richards

BRUCE ORR

Bruce Orr

BARRY BROWN

Barry Brown

RONNY BROWN

Ronny Brown

[Signature Page to Stockholders Agreement of Heartland Financial USA, Inc.]

ROBERT D. REGNIER

Robert D. Regnier

ROBERT D. REGNIER REVOCABLE TRUST

By:
Name:	Robert D. Regnier
Title:	Trustee

ROBERT & ANN REGNIER FAMILY LIMITED PARTNERSHIP

By:
Name:	Robert D. Regnier
Title:	General Partner

REGNIER FAMILY LIMITED PARTNERSHIP II

By:
Name:	Robert D. Regnier
Title:	General Partner

[Signature Page to Stockholders Agreement of Heartland Financial USA, Inc.]

EXHIBIT A

Ownership of Shares

Name	Number of Shares of Common Stock Owned
Lynn B. Fuller	685,462	(1)
Thomas J. Fuller	210,617	(2)
Cynthia A. Fuller	11,000	(3)
Barry H. Orr	239,560	(4)
Kathy Orr	218,300	(5)
Mary Lou Fuller	374,863	(6)
Kurt M. Saylor	111,910	(7)
Melissa J. Saylor	46,311	(8)
Thomas G. Richards	76,654	(9)
R. Bruce Orr	66,624
Barry Brown	165,972
Ronny Brown	53,639
Robert D. Regnier	506,425	(10)

(1)

Represents 2,181 shares of Common Stock representing the approximate amount of shares expected to be received on a net basis as a result of the vesting of 3,115 restricted stock units (RSUs) on March 6, 2022, but not settled as of the date hereof; 1,209 RSUs scheduled to vest on March 31, 2022; 12,188 shares of Common Stock held in a 401(k) retirement account for the benefit of Lynn B. Fuller; 9,777 shares of Common Stock held by the Lynn B. Fuller Trust Under Agreement Dated 5/7/1996, for which Lynn B. Fuller serves as sole trustee with sole voting and dispositive power; 92,669 shares of Common Stock held by the Lynn S. Fuller Family GST Trust Under Agreement Dated 9/19/91 (Lynn B. Fuller Trustee), over which shares Lynn B. Fuller has sole voting and dispositive power; 313,180 shares of Common Stock held by LBF Heartland Partnership LLLP, for which Lynn B. Fuller serves as general partner with sole voting and dispositive power; and 254,258 shares of Common Stock held by LBF Heartland Partnership II LLLP, for which Lynn B. Fuller serves as general partner with sole voting and dispositive power.

(2)	Represents 210,418 shares of Common Stock held by the Thomas J. Fuller Trust Under Agreement Dated 02/26/2021 and 199 shares of Common Stock held by Thomas J. Fuller directly.

(3)

Represents 11,000 shares of Common Stock held by the Cynthia A. Fuller Trust under Agreement Dated 7/2/2015, for which Ms. Cynthia A. Fuller serves as sole trustee with sole voting and dispositive power.

(4)

Represents 4,778 held directly by Barry H. Orr; 1,303 PSAs scheduled to vest on March 11, 2022; 15,179 shares of Common Stock held in an Individual Retirement Account for the benefit of Barry H. Orr and 218,300 shares held by Barry H. Orr and his spouse, Kathy Orr, as joint tenants.

(5)	Represents shares held by Kathy Orr and her spouse, Barry H. Orr, as joint tenants.
(6)

Represents 282,193 shares of Common Stock held by the Mary Lou Fuller Trust Under Agreement Dated 7/24/2018, for which Mary Lou Fuller serves as sole trustee with sole voting and dispositive power, and 92,670 shares of Common Stock held by Mary Lou Fuller Trustee Lynn S. Fuller Family GST Trust FBO Mary Lou Fuller U/A 9/19/91 over which shares Mary Lou Fuller has sole voting and dispositive power.

(7)	Represents 111,910 shares of Common Stock held by the Kurt M. Saylor Trust Under Agreement Dated 1/6/1998, for which Kurt M. Saylor is the trustee and has sole voting and dispositive power.
(8)	Represents 46,311 shares of Common Stock held by the Melissa J. Saylor Trust Under Agreement Dated 1/6/1998, for which Melissa J. Saylor is the trustee and has sole voting and dispositive power.
(9)

Represents 70,045 shares of Common Stock held by the Thomas G. Richards Living Trust, for which Thomas G. Richards serves as sole trustee with sole voting and dispositive power; 292 shares of Common Stock held by an individual retirement account for the benefit of Thomas G. Richards, and 6,317 shares held by Thomas G. Richards under the name Thomas Richards or Tom G. Richards.

(10)

Represents 354,625 shares of Common Stock held by the Robert D. Regnier Revocable Trust, for which Robert D. Regnier is the sole trustee with sole voting and dispositive power; 66,821 in an individual retirement account for the benefit of Robert D. Regnier; 29,242 shares of Common Stock held by the Robert & Ann Regnier Family Limited Partnership, for which Robert D. Regnier serves as general partner with sole voting and dispositive power; and 55,737 shares of Common Stock are held by the Robert D. Regnier Family Limited Partnership II, for which Robert D. Regnier serves as general partner with sole voting and dispositive power.